Exhibit 10.17

AMENDED AND RESTATED
THIRD AMENDMENT TO OFFICE LEASE
RiverPark Five, LLC/Provo Craft & Novelty, Inc.

THIS AMENDMENT (this “Amendment”) is entered into as of the 16th day of March, 2018, between RIVERPARK FIVE, LLC, a Utah limited liability company (“Landlord”), and Cricut, Inc., (f/k/a Provo Craft & Novelty, Inc.) a Utah corporation, doing business as CRICUT® (“Tenant”).  (Landlord and Tenant are referred to in this Amendment collectively as the “Parties” and individually as a “Party.”) This Amendment amends, restates, supersedes and replaces in its entirety the Third Amendment to Office Lease, executed on or about March 16, 2018, entered into between Landlord, as landlord, and Tenant, as tenant.

FOR GOOD AND VALUABLE CONSIDERATION, the receipt and sufficiency of which are acknowledged, the Parties agree as follows:

1.Definition—Lease. As used in this Amendment, “Lease” means the Office Lease, dated November 20, 2014, as amended by (a) the First Amendment to Office Lease (the “First Amendment”), dated January 6, 2017, (b) the Expansion Date Certificate, dated September 20, 2017, and (c) the Second Amendment to Office Lease (the “Second Amendment”), dated January 18, 2018, all entered into between Landlord, as landlord, and Tenant, as tenant, and, where applicable, as amended by this Amendment.  Any term used in this Amendment that is not defined shall have the same meaning as set forth in the Lease.

2.Purpose. The Parties desire to add additional space in the Building to the Premises, in accordance with the terms and conditions set forth in this Amendment.

3.Additional Space.

(a)Each additional space (“Additional Space”) in the Building described below and shown on the attached Exhibit B shall be added to the Premises covered by the Lease as of the date of delivery (the “Delivery Date”) by Landlord to Tenant of possession of such Additional Space, each of which dates is projected to be as indicated:

Suites	Usable Square Feet	Rentable Square Feet	Projected Delivery Dates
250	12,617 usf	14,699 rsf	May 1, 2018
100	5,450 usf	6,349 rsf	December 1, 2018
375	2,724 usf	3,173 rsf	January 1, 2019
175	4,312 usf	5,024 rsf	April 1, 2019
150	8,661 usf	10,090 rsf	July 1, 2019
275	3,714 usf	4,327 rsf	November 1, 2019

(b)For Suite 250, the Base Year Operating Expenses shall be those Operating Expenses that are actually incurred in calendar year 2018, and for each other Additional Space, the Base Year Operating Expenses shall be those Operating Expenses that are actually incurred in calendar year 2019.

(c)The projected schedule of Basic Monthly Rent for each Additional Space is set forth on the attached Exhibit A; provided, however, that if the Delivery Date for any Additional Space occurs on a date other than the projected Delivery Date set forth above:

(i)the commencement date for such Additional Space shall be on such other date (as memorialized in an instrument entered into between the Parties);

(ii)for the first four (4) months on and after such commencement date, the Basic Monthly Rent for such Additional Space shall be at an annual cost of $8.00 per rentable square foot;

(iii)following such first four (4)-month period, the annual cost per rentable square foot for such Additional Space shall at the same rate, on a per rentable square foot basis, as is payable for the third-floor premises (Suites 300 and 350) during the period concerned; and

(iv)the Expiration Date for such Additional Space shall remain as July 31, 2025, subject to extension of the Term to July 31, 2026 if the Term for Suite 350 is extended to July 31, 2026 pursuant to Paragraph 3(b) of Exhibit A attached to the Second Amendment.

4.Basic Monthly Rent Schedule—Suite 350.  Suite 350 (“Suite 350”) on the third floor of the Building, consisting of approximately 10,215 usable square feet and approximately 11,900 rentable square feet, was added by the Second Amendment to the Premises then covered by the Lease.  The Basic Monthly Rent schedule for Suite 350, set forth in Paragraph 3 of the Second Amendment, contemplated four (4) months of Basic Monthly Rent at $8.00 per rentable square foot on an annual basis.  The Parties now have agreed that the first five (5) months of Basic Monthly Rent for Suite 350 shall be at $8.00 per rentable square foot on an annual basis, with the result that such schedule is revised to be as follows (subject to a change in the projected commencement date for Suite 350, as set forth in the definition of “Expansion Date” in Paragraph 1 of the Second Amendment):

Suite 350—11,900 rentable square feet

Periods	Basic Monthly Rent	Annual Cost Per Rentable Square Foot
September 1, 2018 through January 31, 2019, inclusive	$7,933.33 per month	$8.00
February 1, 2019 through July 31, 2019, inclusive	$25,416.42 per month	$25.63
August 1, 2019 through July 31, 2020, inclusive	$26,051.08 per month	$26.27
August 1, 2020 through July 31, 2021, inclusive	$26, 695.67 per month	$26.92
August 1, 2021 through July 31, 2022, inclusive	$27,370.00 per month	$27.60
August 1, 2022 through July 31, 2023, inclusive	$28,054.25 per month	$28.29
August 1, 2023 through July 31, 2024, inclusive	$28,748.42 per month	$28.99
August 1, 2024 through July 31, 2025, inclusive	$29,472.33 per month	$29.72

(if the Term for Suite 350 is extended to July 31, 2026 pursuant to Paragraph 3(b) of Exhibit A attached to the Second Amendment)

August 1, 2025 through July 31, 2019, inclusive	$30,206.17 per month	$30.46

5.Deletion of Option to Terminate.  Paragraph 9 (Option to Terminate) of the Rider to Office Lease attached to the Lease, as previously amended by Paragraph 5 of the First Amendment and Paragraph 4 of the Second Amendment, is deleted in its entirety and shall have no further force or effect.

6.Right of First Refusal.  The right of first refusal set forth in Paragraph 5 of the Second Amendment is deleted in its entirety.  The provisions below in this Paragraph 6 replace said Paragraph 5 (with all changes to said Paragraph 5 being underlined or marked).

(a)During the Term, and provided that (i) the Lease is in full force and effect, (ii) Tenant is not in default under the Lease beyond the expiration of any applicable notice and cure period given to Tenant in the Lease, (iii) Tenant has not assigned the Lease or subleased all or any portion of the Premises under any then-existing sublease, and (iv) the right of first refusal described in this Paragraph 6 is not being exercised in connection with or for the purpose of facilitating any such assignment or sublease, if additional space (the “ROFR Space”) on (1) the first or second floors of the Building, or (2) after it is leased once following the full execution and delivery of this Amendment, on the fifth floor of the Building, is or becomes available for lease, and Landlord receives a request for proposal from a tenant that Landlord desires to accept to lease the ROFR Space, or sends out (or has decided to send out) a bona fide proposal to a specific, bona fide prospective tenant to lease the ROFR Space, then Landlord shall give to Tenant written notice (the “ROFR Notice”) that Landlord is willing to enter into a lease with Tenant of the ROFR Space.  (For purposes of this Paragraph 6, any space covered by a renewal, extension or expansion option existing in any tenant’s lease as of the date of the Lease, any renewal or extension option given by Landlord to any then-existing tenant for its then-existing space, or any right of first offer or right of first refusal existing as of the date of the Lease, shall not be “available for lease” until after each such option or right has expired.)

(b)If Tenant gives Landlord written notice of Tenant’s interest in leasing the ROFR Space within three (3) business days after receipt of the ROFR Notice, the Parties shall enter into another amendment to the Lease covering the ROFR Space, which, unless otherwise agreed by the Parties, shall:

(i)have a term that is coterminous with the Lease;

(ii)provide for Basic Monthly Rent for the ROFR Space at the same rate, on a per rentable square foot basis, as is payable for Suite 350 during the period concerned; provided, however, that if the effect of leasing such ROFR Space is for Tenant to occupy an entire floor, the rentable square footage added to the Lease for the ROFR Space shall also include the rentable square footage of all corridors and hallways located on such floor, which corridors and hallways shall be deemed usable square footage for the purposes of calculating such rentable square feet; provided further, however, that if the commencement date for such ROFR Space is prior to September 1, 2018, such amendment shall provide for Basic Monthly Rent at the rate of $25.63 per rentable square foot on an annual basis for such prior period; and

(iii)provide for a tenant improvement allowance for the ROFR Space on a per usable square foot basis, determined by multiplying $10.00 per usable square foot by a fraction, the numerator of which is the number of full calendar months left in the remaining Term as of the commencement date for the ROFR Space (but not more than seventy-eight (78) months), and the denominator of which is seventy-eight (78) months.

(c)If either of the following occurs:

(i)within such three (3)-day period, Tenant either delivers written notice to Landlord that Tenant elects not to lease the ROFR Space, or fails to deliver any written response to Landlord; or

(ii)Tenant fails to enter into an amendment to the Lease within ten (10) business days after Tenant delivers notice to Landlord that Tenant elects to lease the ROFR Space, adding the ROFR Space to the Lease in a manner consistent with this Paragraph 6, then such right of first refusal with respect to the ROFR Space shall terminate and be of no further force or effect.

7.Tenant Improvements.  Each Additional Space shall initially be delivered by Landlord and accepted by Tenant in its “as-is” condition.  Following the Delivery Date for each Additional Space, Landlord shall provide Tenant with a tenant improvement allowance (the “TI Allowance”) of $15.00 per usable square foot for tenant improvements (the “Tenant Improvements”) to be made by Landlord to (but only to) such Additional Space.  The TI Allowance for one Additional Space shall not be used for another Additional Space, and the installation of the Tenant Improvements shall not delay the Delivery Date or the commencement of Basic Monthly Rent for such Additional Space, which Basic Monthly Rent shall, in all events, commence on the Delivery Date.  The Parties shall exert good faith, commercially reasonable efforts to agree as soon as reasonably practicable on the Tenant Improvements for each Additional Space and a budget therefor.  Such agreed on Tenant Improvements shall then be made by Landlord in accordance with such budget as soon as reasonably practicable after such agreement.  The construction reasonably required to complete the Tenant Improvements shall not lessen or otherwise affect Tenant’s rent obligations under the Lease, as amended by this Amendment, and such construction is intended to occur within the first four (4) months after the Delivery Date of the Additional Space concerned.  Tenant shall pay to Landlord all costs and expenses incurred by Landlord in connection with the Tenant Improvements, together with a project management fee of five percent (5%) of such costs and expenses, less the TI Allowance for the Additional Space concerned, within ten (10) days after the date of an invoice therefor, which invoice may be delivered prior to the commencement of construction of the Tenant Improvements concerned; provided, however, that space planning will be provided by Landlord at no cost to Tenant.  If all or any portion of the TI Allowance for any particular Additional Space is not used on or before the date that is one (1) year after the Delivery Date for such Additional Space, such TI Allowance or such portion that is not used shall be lost and shall no longer be available to Tenant.

8.Window Logo.

(a)Subject to the conditions set forth below in this Paragraph 8, if and so long as Tenant leases (or subleases as the subtenant) and occupies at least fifty percent (50%) of the total rentable square feet in the Building, Tenant may, at its sole cost and expense, but under Landlord’s supervision, install, maintain, repair and from time to time replace, Tenant’s logo (the “Logo”) for CRICUT® on the center window of the Northwest side of the Building facing River Front Parkway, in the location indicated on the attached Exhibit C.

(b)As set forth in subparagraph (a) above, as a condition to having the Logo, Tenant must lease (or sublease as the subtenant) and physically occupy at least fifty percent (50%) of the total rentable square feet in the Building.  In addition, if Tenant is in default under the Lease beyond the expiration of any applicable notice and cure period given to Tenant in the Lease (a “Tenant Default”), including, without limitation, Tenant’s failure to maintain the Logo properly in accordance with subparagraph (e) below, and, as a result of such Tenant Default, Landlord retakes possession of the Premises (with or without terminating the Lease), Landlord may (in addition to any other rights or remedies of Landlord under the Lease), on at least ten (10) business days’ prior notice, terminate Tenant’s rights to the Logo under this Paragraph 8.  Tenant’s rights to the Logo under this Paragraph 8 shall automatically terminate ten (10) business days after the assignment of the Lease by Tenant and shall have no further force or effect.  Tenant’s rights to the Logo under this Paragraph 8 shall be personal to Tenant, and no other assignee or subtenant shall have any rights to the Logo.

(c)Tenant shall submit to Landlord for approval in advance of any work being done the name, address, proof of insurance, references and evidence of ability to perform of Tenant’s proposed signage and installation companies for the Logo.  Landlord reserves the right to reject any signage or installation company that is not approved by Landlord.

(d)In connection with the Logo, Tenant shall, at Tenant’s sole cost and expense, comply with all applicable laws, ordinances, regulations and requirements, the conditions of any warranty or insurance maintained by Landlord on the Building and any applicable requirements of any covenants, conditions and restrictions affecting the Property.  The size, location, design, color and all other aspects and specifications of the Logo must be submitted to, and approved in advance by, Landlord and the applicable municipality prior to the manufacture and installation of the Logo.  All designs and specifications for the Logo must be in full compliance with the signage ordinance of the applicable municipality.  Tenant shall be solely responsible for any cleanup, damage or other mishaps that may occur during the installation or removal of the Logo by Tenant, and shall fully indemnify Landlord for all injuries to persons or damage to property related thereto.  Final, executed releases of lien by all signage and installation companies must be provided by Tenant to Landlord prior to Tenant making final payment to the signage and installation companies.

(e)Tenant shall maintain the Logo at all times in a good, safe and clean condition.  Tenant shall repair any damage to the Building caused by Tenant’s installation, maintenance, repair, replacement, use or removal of the Logo.  The Logo shall remain the property of Tenant, and Tenant may, at Tenant’s sole cost and expense, remove the Logo at any time during the Term.  Tenant shall, at Tenant’s sole cost and expense, remove the Logo prior to the expiration of the Term or sooner termination of the Lease or the sooner termination of Tenant’s rights to the Logo under this Paragraph 8, including, without limitation, if Tenant ceases to lease (or sublease as the subtenant) and occupy at least fifty percent (50%) of the total rentable square feet in the Building.  On removal of the Logo, Tenant shall repair and restore all areas of the Building concerned to their condition prior to the installation of the Logo.

(f)If a Tenant Default occurs and, as a result of such Tenant Default, Landlord retakes possession of the Premises (with or without terminating the Lease), or if Tenant fails to remove the Logo prior to the expiration of the Term or sooner termination of the Lease or the sooner termination of Tenant’s rights to the Logo under this Paragraph 8, Landlord may, at Tenant’s sole cost and expense, remove the Logo and repair and restore all areas of the Building concerned to their condition prior to the installation of the Logo, and Tenant shall promptly reimburse Landlord for all costs and expenses incurred by Landlord in connection with such removal, repair and restoration and any storage of the Logo.

9.Enforceability.  Each Party represents and warrants that:

(a)such Party was duly formed and is validly existing and in good standing under the laws of the state of its formation;

(b)such Party has the requisite power and authority under all applicable laws and its governing documents to execute, deliver and perform its obligations under this Amendment;

(c)the individual executing this Amendment on behalf of such Party has full power and authority under such Party’s governing documents to execute and deliver this Amendment in the name of, and on behalf of, such Party and to cause such Party to perform its obligations under this Amendment;

(d)this Amendment has been duly authorized, executed and delivered by such Party; and

(e)this Amendment is the legal, valid and binding obligation of such Party, and is enforceable against such Party in accordance with its terms.

10.Brokerage Commissions.  Except as may be set forth in one or more separate agreements between (i) Landlord and Landlord’s broker, or (ii) Landlord or Landlord’s broker and Tenant’s broker:

(a)Landlord represents and warrants to Tenant that no claim exists for a brokerage commission, finder’s fee or similar fee in connection with this Amendment based on any agreement made by Landlord; and

(b)Tenant represents and warrants to Landlord that no claim exists for a brokerage commission, finder’s fee or similar fee in connection with this Amendment based on any agreement made by Tenant.

Landlord shall indemnify, defend and hold harmless Tenant from and against any claim for a brokerage commission, finder’s fee or similar fee in connection with this Amendment based on an actual or alleged agreement made by Landlord.  Tenant shall indemnify, defend and hold harmless Landlord from and against any claim for a brokerage commission, finder’s fee or similar fee in connection with this Amendment based on an actual or alleged agreement made by Tenant.

11.Entire Agreement.  The Lease, as amended by this Amendment, exclusively encompasses the entire agreement of the Parties, and supersedes all previous negotiations, understandings and agreements between the Parties, whether oral or written, including, without limitation, any oral discussions, letters of intent and email correspondence.  The Parties acknowledge and represent, by their signatures below, that the Parties have not relied on any representation, understanding, information, discussion, assertion, guarantee, warranty, collateral contract or other assurance, except those expressly set forth in the Lease and this Amendment, made by or on behalf of any other Party or any other person whatsoever, prior to the execution of this Amendment.  The Parties waive all rights and remedies, at law or in equity, arising or which may arise as the result of a Party’s reliance on such representation, understanding, information, discussion, assertion, guarantee, warranty, collateral contract or other assurance.

12.General Provisions.  In the event of any conflict between the provisions of the Lease and the provisions of this Amendment, the provisions of this Amendment shall control.  Except as set forth in this Amendment, the Lease (which, by definition, includes all previous amendments) is ratified and affirmed in its entirety.  This Amendment shall inure to the benefit of, and be binding on, the Parties and their respective successors and assigns.  This Amendment shall be governed by, and construed and interpreted in accordance with, the laws (excluding the choice of laws rules) of the state of Utah.  This Amendment may be executed in any number of duplicate originals or counterparts, each of which when so executed shall constitute in the aggregate but one and the same document.  Each exhibit referred to in, and attached to, this Amendment is an integral part of this Amendment and is incorporated in this Amendment by this reference.

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THE PARTIES have executed this Amendment on the respective dates set forth below, to be effective as of the date first set forth above.

LANDLORD:

RIVERPARK FIVE, LLC,
a Utah limited liability company,
by its Manager:

RIVERPARK HOLDINGS, LLC,
a Utah limited liability company

By	/s/ David S. Layton
David S. Layton
Manager

Date	07/09/2018

TENANT:

CRICUT, INC.,
a Utah corporation

By	/s/ Don Olsen

Print or Type Name of Signatory:

Don Olsen
Its: EVP, General Counsel

Date	June 29, 2018